Exhibit 99.1

Signing Day Sports Announces Selected Financial Results for Quarter Ended September 30, 2025, and Provides Business Update

SCOTTSDALE, Ariz., November 12, 2025 -- Signing Day Sports, Inc. (“Signing Day Sports” or the “Company”) (NYSE American: SGN), the developer of the Signing Day Sports app and platform to aid high school athletes in the recruitment process, today announced selected financial results for the quarter ended September 30, 2025, and provided a business update.

Financial Highlights for the Quarter Ended September 30, 2025

●	Revenue totaled approximately $31 thousand, compared to $55 thousand in Q3 2024, reflecting lower event fee payments as the Company streamlined operations.

●	Cost of revenues was approximately $9 thousand, compared to $30 thousand in the prior-year period, primarily due to reduced product and apparel-related costs.

●	General and administrative expenses were approximately $887 thousand, compared to $1.46 million in Q3 2024 — a 39% reduction resulting from lower legal fees, stock-based compensation, insurance, and travel expenses, partially offset by higher professional fees.

●	Net loss was approximately $566 thousand compared to approximately $1.6 million in the prior year period, due to the reduction in cost of revenues and general and administrative expenses for the reasons described above.

As of September 30, 2025, the Company maintained total assets of approximately $1.0 million. Accounts payable decreased by 64.9% from December 31, 2024, while cash and cash equivalents rose to approximately $216 thousand, up from approximately $181 thousand at the end of 2024.

Daniel Nelson, Chief Executive Officer and Chairman of Signing Day Sports commented, “We continue to make measurable progress across key areas of our business. While quarterly revenues were lower compared to last year, our disciplined approach to streamlining operations and reducing expenses has resulted in reduced net loss and improvement in our financial condition.”

“Looking ahead, we are highly encouraged by the momentum behind our proposed business combination with One Blockchain LLC (“One Blockchain”). We are confident that the combination represents a transformational opportunity to unite One Blockchain’s digital infrastructure business with our technology-driven sports recruitment platform. Together, we believe the combined entity will offer a unique mix of offerings and scalable growth potential, positioning us to accelerate product innovation, expand into new verticals, and create long-term value for shareholders. With the successful launch of basketball recruitment in Q3, the upcoming national football combine in Q4, and steady efforts toward completing the business combination, we remain confident in our path forward. We believe the best days for Signing Day Sports are still ahead as we continue building a strong foundation for long-term growth and sustained success.”

The selected results included in this press release should be reviewed in conjunction with the Company’s complete financial results for the quarter ended September 30, 2025. The complete financial results are available in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 12, 2025 and available at www.sec.gov.

For more detailed information on the proposed business combination with One Blockchain LLC, please refer to the Current Reports on Form 8-K filed with the SEC on May 28, 2025 and November 12, 2025 and accessible at www.sec.gov.

Signing Day Sports, Inc.

Signing Day Sports' mission is to help student-athletes achieve their goal of playing college sports. Signing Day Sports' app allows student-athletes to build their Signing Day Sports' recruitment profile, which includes information college coaches need to evaluate and verify them through video technology. The Signing Day Sports app includes a platform to upload a comprehensive data set including video-verified measurables (such as height, weight, 40-yard dash, wingspan, and hand size), academic information (such as official transcripts and SAT/ACT scores), and technical skill videos (such as drills and mechanics that exemplify player mechanics, coordination, and development). For more information on Signing Day Sports, go to https://bit.ly/SigningDaySports.

Forward-Looking Statements

This press release contains "forward-looking statements" that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as "may," "could," "will," "should," "would," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," "project" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors. These risks, uncertainties and other factors include, but are not limited to, those described in the section “Forward-Looking Statements” of the Company’s Current Reports on Form 8-K filed with the SEC on May 28, 2025 and November 12, 2025, in the document titled “Risk Factors” attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K/A filed with the SEC on September 25, 2025, and in the section titled “Risk Factors” in the Company’s periodic reports which are filed with the SEC. These risks, uncertainties and other factors are, in some cases, beyond our control and could materially affect results. If one or more of these risks, uncertainties or other factors become applicable, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

SGN@crescendo-ir.com